Exhibit 99.B(e)(1)(ii)

SCHEDULE A

(to the 2020 Distribution Agreement between Pacific Funds Series Trust and Pacific Select Distributors dated January 1, 2020)

Fund Name	Share Class(es)
Pacific FundsSM Portfolio Optimization Conservative	A, C, I-2[1]
Pacific FundsSM Portfolio Optimization Moderate-Conservative	A, C, I-2
Pacific FundsSM Portfolio Optimization Moderate	A, C, I-2
Pacific FundsSM Portfolio Optimization Growth	A, C, I-2
Pacific FundsSM Portfolio Optimization Aggressive-Growth	A, C, I-2
Pacific FundsSM Core Income	A, C, I, I-2, P
Pacific FundsSM Floating Rate Income	A, C, I, I-2, P
Pacific FundsSM High Income	A, C, I, I-2, P
Pacific FundsSM Short Duration Income	A, C, I, I-2
Pacific FundsSM Strategic Income	A, C, I, I-2
Pacific FundsSM Ultra Short Income	I, I-2
Pacific FundsSM ESG Core Bond	I, I-2
Pacific FundsSM ESG Low Duration	I, I-2
Pacific FundsSM Small/Mid-Cap	A, C, I-2, R6, P
Pacific FundsSM Small-Cap	A, C, I-2, R6, P
Pacific FundsSM Small-Cap Value	A, C, I-2, R6, P

PF Small-Cap Value Fund

PF Emerging Markets Fund

PF Small-Cap Growth Fund

PF International Value Fund

PF Large-Cap Value Fund

PF Short Duration Bond Fund

PF Growth Fund

PF International Growth Fund (formerly named PF International Large-Cap Fund)

PF International Small-Cap Fund

PF Managed Bond Fund

PF Inflation Managed Fund

PF Real Estate Fund

PF Emerging Markets Debt Fund

PF Multi-Asset Fund

P

Effective: August 1, 2022

AGREED TO AND ACCEPTED BY:

PACIFIC FUNDS SERIES TRUST	PACIFIC SELECT DISTRIBUTORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Barbara A. Dare
Name: Howard T. Hirakawa	Name: Barbara A. Dare
Title: Senior Vice President	Title: Chief Executive Officer

1 Class I-2 was formerly named Advisor Class.